EQUITY OFFICE ISSUES $500 MILLION OF 10-YEAR NOTES

CHICAGO, IL (February 15, 2002) — Equity Office Properties Trust (NYSE: EOP) announced today that EOP Operating Limited Partnership has issued $500 million of 6.75% unsecured notes due February 15, 2012. Including all amortized offering expenses, the weighted average cost of the unsecured note offering is 6.95%. The notes are guaranteed by Equity Office Properties Trust.

Total cash proceeds, net of selling commissions and other expenses, are approximately $236 million. Approximately $260 million of the aggregate principal amount of the notes will be exchanged for $250 million aggregate principal amount of EOP Partnership’s outstanding 6.376% MandatOry Par Put Remarketed SecuritiesSM due February 15, 2012, tendered by Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC. The remaining net proceeds will be used to repay outstanding balances under the company’s $1 billion revolving credit facility and for general business purposes, including working capital.

These securities have been rated Baa1 by Moody’s, BBB+ by Standard & Poor’s and BBB+ by Fitch.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC were joint lead managers for the transaction. The co-managers of the transaction include Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.

Equity Office Properties Trust (NYSE: EOP) is the nation’s largest publicly held office building owner and manager with a portfolio of 774 office buildings comprising 128.2 million square feet in 23 states and the District of Columbia. Equity Office has an ownership presence in 37 Metropolitan Statistical Areas (MSAs) and in 149 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers. For more information on Equity Office please visit the company’s website at http://www.equityoffice.com.

# # #

SM"MandatOry Par Put Remarketed SecuritiesSM" and "MOPPRSSM" are service marks owned by Merrill Lynch & Co., Inc.